RealNetworks Doubles Its Stake in Rhapsody International to Become 84% Owner of Napster

SEATTLE, January 22, 2019 – RealNetworks, Inc. (Nasdaq: RNWK), a recognized leader in digital media software and services, announced today that it has acquired debt and equity interests in Rhapsody International, which does business as “Napster,” from Rhapsody Applebee, LLC (“Applebee”), an entity managed by Columbus Nova Technology Partners (“CNTP“). The purchase took place after RealNetworks sought and received special approval from the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) to purchase the sanctioned stake in Napster. Following the transaction, RealNetworks has become the majority owner of Napster, with approximately 84% of outstanding stock, up from RealNetworks’ previous stake of approximately 42%.

In exchange for all of the CNTP-managed equity, debt, and other interests in Napster, RealNetworks has committed to pay $1 million cash up front and an additional $14 million over time subject to certain conditions, with additional consideration depending on subsequent events, for a total of up to $40 million. The entity managed by CNTP would receive the full $40 million in the case of a sale or similar liquidity event within the next five years where total equity value of the 42% equity interest acquired would exceed $60 million. More details are available in the RealNetworks 8-K filed today to report the Napster transaction.

Rob Glaser, Chairman and CEO of RealNetworks and Chairman of Napster, commented, “We are very pleased to have deepened our partnership with Napster. Under Bill Patrizio’s leadership, Napster has delivered five consecutive quarters of positive operating income and generated over $14 million in operating income in the first three quarters of 2018. This success was achieved by pivoting to a B2B strategy focused on selling the Napster platform as a service. We think Napster’s future is very bright.”

Cary Baker, RealNetworks’ CFO, added, “The unique deal structure is one that we believe will drive significant value for RealNetworks’ shareholders. The terms and deal structure reflect the unusual circumstances that CNTP has been operating under since a major limited partner of its managed funds – including Applebee – was sanctioned by the U.S. Government in April 2018. In spite of these circumstances, Napster continued to execute on its business plan and had a strong 2018 operationally. These circumstances are now a closed chapter for Napster.”

Napster’s innovative “Powered by Napster” music and audio products and services generate revenue primarily through subscriptions either directly to consumers or through distribution partners, and through technology and platform licensing and operating fees.

Napster will continue to run as an independent subsidiary of RealNetworks with its own board of directors, strategy, and management team. Bill Patrizio will continue to be Napster’s CEO, and Rob Glaser will continue as Napster’s Chairman.
RealNetworks will report fourth quarter and full year 2018 results on February 6, and as customary, will discuss its go-forward strategy at that time.
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About RealNetworks
RealNetworks invented the streaming media category and changed the way audio and video content was consumed across devices and around the world. Building on a legacy of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. Find RealNetworks’ corporate information at www.realnetworks.com.

RealNetworks® and the company’s respective logos are trademarks, registered trademarks, or service marks of RealNetworks, Inc. Other products and company names mentioned are the trademarks of their respective owners.

About Rhapsody International, Inc.
Rhapsody International is a pioneer in digital music and leading provider of innovative music and audio streaming technologies and services for businesses. Rhapsody operates the Napster platform in 33 countries with a premium subscription service giving millions of consumers unlimited ad-free access to music and more on any device – online or offline. Napster combines the iconic history of one of the most recognizable music brands in the world with the vast experience and technology platform of Rhapsody International Inc., the industry's first subscription streaming service provider. Rhapsody is headquartered in Seattle, WA with offices in the U.S., Europe, Asia and Latin America. www.napster.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks' current expectations regarding the potential benefits of the Acquisition, and the Company's plans, objectives, expectations and intentions, and the financial condition, results of operations and business of Napster on a standalone basis and as consolidated with RealNetworks. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements reflect RealNetworks’ expectations as of today, and actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: Napster’s ability to operate efficiently and effectively subsequent to the Acquisition; the operational and financial effects of consolidating Napster’s financial statements with ours; RealNetworks' ability to realize operating efficiencies, growth and other benefits from the implementation of its growth plan, strategic initiatives (including the Acquisition), and restructuring efforts; the emergence of new entrants and competition in the market for digital media products and services; other competitive risks, including the growth of competing technologies, products and services; the potential outcomes and effects of claims and legal proceedings on RealNetworks' business, prospects, financial condition or results of operations; risks associated with key customer or strategic relationships, business acquisitions and the introduction of new products and services; changes in consumer and advertising spending in response to disruptions in the global financial markets; fluctuations in foreign currencies; and changes in RealNetworks' effective tax rate. More information about potential risk factors that could affect RealNetworks' business and financial results is included in RealNetworks' annual report on Form 10-K for the most recent year ended December 31, 2017, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

Investor Contact
Laura Bainbridge
Addo Investor Relations
1-310-829-5400
IR@realnetworks.com
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